Exhibit 10.12

Short Term Loan Agreement

Short Term Loan Agreement
To: Sub-branch, Shenzhen Branch,			Ref No.: 79092009280
Shanghai Pudong Development Bank Co., Ltd.
Client Name:	Shenzhen Photon Broadband Technology Co., Ltd.	Date of Application:	13 May 2009
Address:	2/F, Haowei Building, Langshan 2 Rd., Kejiyuan Beiqu, Nanshan, Shenzhen	Contact Person of Client:	[signature] Din [illegible]
Telephone:	0755-86149829	Contact Person of Financing Bank (to be completed by Financing Bank):
Fax:
We hereby irrevocably apply for the Bank to provide short-term loan as working capital in accordance with the following terms of the Agreement:
1. Principal terms and conditions

☐  This Agreement is signed as a supplementary facility document to the Credit Facility Agreement numbered                      (hereinafter referred to as “Credit Facility Agreement”). After this Agreement comes into effect, all the terms and conditions contained herein are merged into the Credit Facility Agreement and form an integral part of it (Please tick here if the client has signed a Credit Facility Agreement with us before and state the reference no. of the Credit Facility Agreement);

☑   This Agreement is an independent credit document entered into between the Client and the Financing Bank (Please tick here if the client has not signed a Credit Facility Agreement with the Financing Bank).

☐   The purpose of making loans under the Agreement is to repay previous loans by borrowing new ones and the guarantor is aware of it.    Name of original agreement:                                                                                                              Date signed:

Ref No.:                                (This item must be ticked if the loans are used to repay previous loans).

2. Description of loans

(If the interest rate of loans and default rates are already agreed upon in the Credit Facility Agreement signed by the Client, the relevant columns herein need not be completed)

Type of short-term loan: A. Fixed-term short-term loan B. Short-term revolving term

Currency	Amount	Type	Drawdown date	Maturity date (or duration)	Interest rate	Settlement method	Default rate	Default rate for mis- appropriation of funds
RMB	Fifteen Million Yuan Only	A	2009.5.13	One Year	Benchmark interest	Monthly	Additional 50% of the interest rate on the overdue date	Additional 50% of the interest rate on the default date

Repayment method:			One-off repayment of principal and interest at maturity

Remarks: RMB interest rate is annual interest rate. The floating interest rate should indicate the floating cycle. Fixed-term short-term loan should include the maturity date. The maturity date for short-term revolving loan refers to the client’s latest repayment date.

3. Description of Guarantee

(Under the circumstances that guarantee have already been agreed upon by the Client in the Credit

Facility Agreement, the relevant columns of this Agreement need not be completed.)

Guarantor	NeoPhotonics (China) Co., Ltd., Client	Mode of Guarantee	☐Mortgage; ☑ Pledge; ☑ Guaranty
4. General Provisions
The Client hereby acknowledges to have read and agreed with the following general provisions of the loan agreement:

1.      Unless the loans being applied for have been released to the Client in accordance with the stipulations of the Agreement, the Financing Bank may, at any time after the signing of the Agreement, revoke the commitment of granting loans it so made by signing the Agreement.

2. Payment of interest: Unless otherwise stated, the interest under the Agreement shall be accured on a daily basis and the interest is to be settled with the principal.

3.      Submission of documents: The Client warrants that the following documents will be provided to the Financing Bank or the corresponding conditions will be complied with before the drawdown of the loan, but the Financing Bank is not obligated to verify the authenticity of such documents:

(1)    Copies of the Client’s latest Articles of Association and business licence;

(2)    Resolutions of the Board of Directors authorizing the Client to sign the Agreement and relevant supplementary financing documents (if the authority of the legal representative in signing contracts is limited by the Articles of Association of the Client);

(3)    Letter of authorization from the Company regarding the authorized representative and specimen signature of the authorized representative;

(4)    This Agreement, as validly and lawfully signed by the Client;

(5)    The drawdown date, as designated by the Client, is a business day of the Financing Bank;

(6)    If the loan under this Agreement is secured, the security document should be signed and come into force before the drawdown date;

(7)    Other documents and/or conditions as may be required by Financing Bank from time to time.

4.      In the event that the designated drawdown date or repayment date is not a business day of the Financing Bank, the designated drawdown date or repayment date will be postponed to the next business day of the Financing Bank. Interest shall be accrued during the repayment period thus extended.

5       Early Repayment and Early Maturity:        For a revolving short-term loan, the Client may make early repayment at any time prior to the due date. For a fixed-term short-term loan, unless the Client is notified by the Financing Bank of maturity at an early date, when the Client makes any early repayment, written approval should be obtained form the Financing Bank and any costs or losses incurred by the Financing Bank as a result of the early repayment shall be fully indemnified. Any early repayment shall be deemed as early maturity of the loan. The Financing Bank has the right to notify the Client that the financing under the Agreement has fallen due at an earlier date without giving any reason and the Client shall repay the loan immediately.

6.      Taxation: Unless it is required by law that relevant taxes must be deducted when repaying the loan, the repayment under this Agreement should be made in full without making any deductions. Should any taxes be deducted in accordance with law, the Client shall pay an additional amount to the Financing Bank, so that the amount received by Financing Bank is equal to the amount it would receive had any deductions not been made.

7.      Representations and Warranties        The Client makes the following representations and warranties, which shall be deemed to have been repeatedly given by the Client each time the Financing Bank provides financing to the Client in accordance with the Agreement:

(1)    The Client is a company incorporated in accordance with the laws of China (excluding Hong Kong Special Administrative Regions, Macau Special Administrative Regions and Taiwan, the same below) and is entitled to sign this Agreement and any related documents and had take all necessary corporate actions to make the Agreement and any related documents lawful, valid and enforceable;

(2)    The signing of this Agreement and performance of obligations herein are not and will not be in violation of any other contracts or documents signed, Articles of Association of the Company, any applicable laws, rules or administrative orders, relevant documents, judgments, or rulings of competent authorities. Nor is it in conflict with any other obligations or arrangements the Client had undertaken;

(3)    The Client and any of its shareholders and related companies are not involved in any liquidation, bankruptcy, restructuring, merger, consolidation, split, reorganization, dissolution, shut down, closure of business or similar legal proceedings. Nor do there exist any circumstances which may result in such legal proceedings;

(4)    The Client is not involved in any economic, civil, criminal or administrative proceedings or similar arbitration proceedings which have material and adverse effect on it. Nor do there exist any circumstances which may result in its involvement in such litigation proceedings or similar arbitration proceedings;

(5)    The legal representative, directors, supervisors or other senior management of the Client, as well as any significant assets of the Client, are not involved in any mandatory enforcement, attachment, seizure, freezing, lien or regulatory measures. Nor do there exist any circumstances which may lead to such measures;

(6)    The Client warrants that all financial statements (if any) it summits are in compliance with the requirements of the laws of China and the statements give a true and complete view and fairly reflect its financial condition. In the process of signing and enforcement of this Agreement, all information, documents and data (regarding the Client itself and the guarantor) which are furnished to the Financing Bank are true, accurate, valid and complete without any concealment or omission of facts;

(7)    In the course of business operations, the Client shall strictly observe and abide by laws, rules and regulations and engage in various businesses as stipulated in its business licence or in accordance with the scope of business for which it has been approved. The client shall complete Company Annual Inspection on time.

(8)    The Client assures that there exist no other circumstances or events which will or might have a material and adverse impact on the ability of the Client in performing the contract.

8.      Undertakings:    The Client undertakes the followings:

(1)    The Client shall strictly observe the Agreement and perform all obligations hereunder;

(2)    The Client shall, in accordance with the stipulations of the Agreement, repay the principal of the credit financing together with interest on time and settle the payment of relevant expenses. The Client shall obtain all approvals, authorizations, registrations and permits, and maintain their validity, so that it might place its signature lawfully on those documents and fulfill the obligations of the Agreement and any documents in relation to the Agreement. The Client shall, upon request by the Financing Bank, produce the relevant evidence immediately.

(3)    Within 5 business days from the date when the Client becomes aware that it is involved in any economic, civil, criminal or administrative proceedings or other similar arbitration proceedings which will have material and adverse impact on it, or within 5 business days from the date it is aware that any of its substantial assets is involved in any mandatory enforcement, attachment, seizure, freezing, lien or regulatory measures, it shall notify the Financing Bank in writing and explain in detail the effects brought by it and the remedial measures that have been taken or are planned;

(4)    Without the written approval of Financing Bank, any large amount liabilities owed to a third party other than the Financing Bank shall not be settled, or any guarantee obligations to a third party fulfilled;

(5)    Without the written approval of Financing Bank, no other large amount or contingent liabilities shall be incurred, and the proposed creation or provision, for itself or any third party, of any form of guarantee with priority to receive compensation is not allowed. During the period from the date of signing of this Agreement until the settlement of all outstanding debts under the Agreement, the Client shall not, without obtaining the written consent of the Financing Bank:

a       undergo any liquidation, restructuring, bankruptcy, merger, consolidation, split, reorganization, dissolution, shut down, closure of business or other similar legal proceedings;

b       engage in the sale, lease, gift over, transfer or otherwise disposal of any of its important assets for the sake of any purpose other than daily operational needs;

c       incur any change to the shareholding structure;

d       sign other contracts/agreements which have a material and adverse impact on the ability of the Client to fulfill the obligations under this Agreement or take up relevant obligations which would have the same effect.

(6)    In special situations or where there are changes in the circumstances surrounding the guarantees under the Agreement, the Client shall, in accordance with the requirements of Financing Bank, promptly provide other guarantees as approved by the Financing Bank. Those special circumstances or changes include but are not limited to production stoppage, closure of business, dissolution, suspension of business for internal rectification, revocation or cancellation of business licence, application for restructuring or bankruptcy or having a petition for restructuring or bankruptcy filed against it, material changes in operating or financial status, involvement in a material litigation or arbitration case, legal representative, directors, supervisors or core members of management being involved in a lawsuit, the decrease or possible decrease in the value of collateral, or preservation measures (such as attachment of property) taken against the property, committing a breach of guarantee contract as well as requesting for rescission of guarantee contract;

(7)    On the request of the Financing Bank, the Client shall undergo the formalities of notary certification, which is enforceable, at the notary public office designated by the Financing Bank. The costs shall be borne by the Client who voluntarily accepts such enforcement;

(8)    The Client shall notify the Financing Bank at any time of any matters which may affect its ability to fulfil the obligations under the Agreement and any documents in connection with the Agreement.

9.      Costs and Expenses:      With respect to any costs incurred in the amendment, signing, enforcement, notarization or registration of any documents in connection with the Agreement, the Client shall, upon the request of the Financing Bank, compensate the Financing Bank promptly. Unless it is expressly provided by law that taxes shall be paid by the Financing Bank, the Client shall be responsible for paying stamp duties and other fees and taxes in relation to the Agreement and any documents in connection with it.

10.    Penalty Interest:      With respect to any overdue amount which is not settled, the Client shall pay penalty interest to the Financing Bank on the basis of the outstanding sum (including the accrued interest), calculated daily from the maturity date of the amount until the date of actual repayment. The penalty interest (including penalty for misappropriation, if any) shall be settled monthly. Compound interest shall be calculated per month.

11.    Authorization of Repayment and Write-off:      In the case that there are any matured debts which remain outstanding and irrespective of whether the debts constitute the debts under this Agreement, the Client hereby authorizes the Financing Bank to, on behalf of the Client, use any funds (regardless of the currency) in any account of the Client maintained with the Financing Bank to repay the debt directly. Such authorization is irrevocable. Where conversion of currency is involved, it shall be transacted in accordance with the rate determined by the Financing Bank and the risks of currency conversion rates shall be borne by the Client.

12.    Debt Certification:      In accordance with its customary practice, a set of accounts and documents in connection with the business activities involved in this Agreement are to be kept by the Financing Bank. Except for obvious errors, the Client acknowledges that the said accounts and documents are valid proof of the debts of the Client.

13.    Assignment:      No assignment of any rights or obligations by the Client under the Agreement is allowed. The Financing Bank may, at any time, assign the rights or obligations under the Agreement to any third party and disclose any information about the Agreement to that third party, including any information provided to the Financing Bank by the Client and the Client’s guarantor for the purpose of the Agreement.

14.    Information Disclosure:      The Client consents that: In addition to the disclosure as permitted under Clause 13, the Financing Bank may also disclose any information about the Agreement to its head office, branches, sub-branches, affiliated organizations and those staff employed by these organizations. At the same time, any information which is required to be disclosed by law, rules and regulations as well as stipulations of regulatory authorities, government departments or the judiciary fall under the circumstances in which disclosure is permissible.

15.    Breach of Contract:      Any violation of the statements or warranties contained herein on the part of the Client or if those statements or warranties are proved to be inaccurate, untrue, incomplete, misleading or breached, and/or the Client’s violation or non-fulfilment of any commitment under the Agreement and/or any breach of the provisions of the Agreement, and/or any occurrence of circumstances of the Client that may affect the safety of the Financing Bank’s loan, and/or the guarantor’s violation of stipulations under any guarantee documents, all constitute a breach of this Agreement on the part of the Client, in which case the Financing Bank is entitled to announce the early maturity of loan and request the Client to compensate the Financing Bank for all losses incurred by the Financing Bank including legal costs.

16.    Special Agreements With Corporate Clients:      If the Client of this Agreement is a Corporate Client, the Client hereby consents that: (1) The Client shall report any situation of a connected transaction involving more than 10% of the net assets of the bona fide credit receiver, including: a. the connected relationship between the transaction parties; b. the transaction project and nature of the transaction; c. the amount of the transaction and corresponding proportion; d. pricing policy (including transactions with zero amounts or nominal amounts), (2) If the following circumstances happen to the bona fide credit receiver, the Client shall be deemed to commit a breach under this Agreement and the Financing Bank is entitled to cancel the Client’s unutilized credit unilaterally and recover a part or all of the utilized credit or request the Client to increase the guarantee to 100%: a. provide false materials or conceal important operational and financial facts; b. the financing is used for a purpose other than originally planned, misappropriation of credit or bank credit being used in unlawful or default transactions, in all cases without the authorization of the Financing Bank; c. making use of false contracts entered into with connected parties and debts such as bills receivable, account receivable without authentic trading background in exchange for bank funds or credit, d. refusing to be supervised or inspected by the Financing Bank regarding the use of credit financing and business and financial activities; e. there exist circumstances such as substantial merger, acquisition or restructuring deemed by Financing Bank to have potential impact on the safety of the financing; f. intentionally evading bank debts by way of connected transaction.

17. Other Agreed Terms: /

18.    Applicable Laws and Jurisdiction:      This Agreement is subject to the laws of China (excluding the Hong Kong Macau Special Administrative Region, Macau Special Administrative Region and Taiwan) and is construed accordingly. Any dispute in connection with the Agreement shall be brought to the People’s Court, which has non-exclusive jurisdiction, in the place where the Financing Bank is located.

19.    Service of Process:      The Client confirms that with respect to any litigation arising from the Agreement, the serving of legal documents (such as summonses and notices) in the course of litigation to the address of the Client listed above in this Agreement shall be deemed to have been served. Unless the Financing Bank is notified of any change in address in advance, such a change will not have effect.

20.    Severability of Terms and Conditions:      If any provision of this Agreement is held to be void, unlawful or unenforceable, the validity, lawfulness and enforceability of other provisions of the Agreement shall not be affected.

21.    During the term of the Agreement, any indulgence or delay in taking actions granted by the Financing Bank with respect to any breach of contract or other acts of the Client shall not prejudice, affect or restrict all the rights and interests entitled to the Financing Bank as creditor under the law or this Agreement. Nor shall it be taken as an approval by the Financing Bank of any breach of the Agreement on the part of the Client, nor shall it be regarded as the Financing Bank’s waiver of its right to take action against the Client for any breach of contract, whether now or in the future.

22.    Consistency with Credit Facility Agreement:      In case of any discrepancy between the Credit Facility Agreement (if any, including valid changes made thereto from time to time) and this Agreement, the provisions of this Agreement shall prevail.

23.    Signature:      This Agreement is in quadruplicate, one copy kept by the Client and three copies kept by the Financing Bank, and shall be signed or sealed by legal representatives/responsible persons or authorized persons of both parties and affixed with the company seal and takes effect from the date of application.

Signature Column

Both parties confirm that they have explained and discussed all of the provisions at the time of signing this Agreement. Both parties have no objection to any provision in the Agreement and have an accurate understanding of its legal implications with respect to the provisions on restriction or release of rights, and obligations and responsibilities of the subject persons.

Client (Seal):	Financing Bank (Seal):
[seal] Shenzhen Photon Broadband	[seal] Shanghai Pudong Development Bank Co.,
Technology Co., Ltd. 440305000578(illegible)	Ltd. Special Seal for Contracts

Legal representative or authorized person	Responsible person or authorized person
(signature or seal)	(signature or seal)
[seal] Ping Peter Xie	[seal] [illegible]